TIER TECHNOLOGIES

Moderator: Chuck Berger
August 10, 2010
5:00 pm EST

Operator:
Good afternoon.  I would like to welcome everyone to the Tier Technologies’ Third Quarter Earnings Conference call for fiscal year 2010.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one (1) on your telephone keypad. If you would like to withdraw your question, press star then the number two (2) on your telephone keypad.  Thank you.

Ms. Bowman, you may begin your conference.

Liz Bowman:	Good afternoon. My name is Liz Bowman, Assistant Controller for Tier Technologies. At this time, I would like to welcome everyone to the Tier Technologies’ earnings conference call for the quarter ended June 30, 2010.  Today’s call is scheduled for one hour.

Yesterday, we issued a press release announcing Tier's financial results for the third quarter ended June 30, 2010.   This afternoon, we issued a copy of the text of today’s call (not including the Q&A) and accompanying presentation which includes charts that will be referenced during this call.  A copy of these materials can be found in the Investor Relations section of our web site, www.tier.com.

We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, at 571-382-1333 or rjohnston@tier.com.

A taped replay of this call will be available on the Company's web site beginning Tuesday, August 10th  at 8:00 PM, Eastern Time until Tuesday, August 24, 2010 at 11:59 PM Eastern Time.  Alternatively, you can hear a replay by dialing 800-753-0360 and entering the conference ID number 3668013.

I want to remind you that various remarks that we make about the Company's future expectations, plans, and prospects constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

The forward-looking statements discussed on this call represent management's current expectations about the Company's future financial performance based on the information available to us today.

This information may change and our actual results may differ materially from these forward-looking statements. We undertake no obligation to update any such forward-looking statements.

There are numerous risks and uncertainties that affect our business and may affect these statements, including but not limited to: general economic conditions, which affect our financial results in all our markets, which we refer to as “verticals”, particularly our federal, state and local income tax and property tax verticals; the timing and the cost of consolidating our payment processing platforms and migrating our customers on to a consolidated platform;   failure to achieve anticipated gross margin levels due to unanticipated costs incurred in transaction-based projects; increasing competition; the Company's ability to realize revenues from its business development opportunities; changes in laws and government regulatory compliance requirements; ability to attract and retain qualified personnel; and other risk factors that are set forth in our SEC filings. In this call, references to “the quarter” or “the third quarter” refer to quarter ended June 30, 2010.

On the call this afternoon are Ron Johnston - Chief Financial Officer and Keith Kendrick - SVP of Strategic Marketing.  Today’s call will begin with Chuck Berger, Tier’s interim Chief Executive Officer.  Chuck.

Chuck Berger:	Thank you, Liz, and good afternoon. As you know, in late June our Board appointed me to the position of interim CEO. I have served on Tier’s Board for approximately eight years so I have been able to come up to speed relatively quickly in this role.

I will review the financial highlights from our third fiscal quarter, review the market opportunity we see for Tier and then update you on progress against our strategic plans and goals.

Revenues from Continuing Operations were $39.4 million, compared with $44.2 million for the prior year’s third quarter representing a decline of $4.8 million, or 10.8%.

The revenue reduction is primarily attributable to the extended economic downturn, which has impacted our revenues throughout our government tax verticals which include Federal, State and Local, and Real Property Tax.  Our Federal vertical is composed primarily of two components:  (1) a partnership with an online tax filing service and (2) our contract with the IRS, which we implement through our primary brand, Official Payments.  Both components faced new competitive pressures this tax season.  Our partnership with the online tax filing service which had been exclusive to the Company is now shared with another payments services company.  Our contract with the IRS also faced increased competition: for the first time this tax season, the IRS awarded contracts to three providers of electronic payment services instead of two.

The IRS gives us information only on the transactions processed by these three providers pursuant to their contracts with the IRS.  Based on this data, it appears that despite the increased competition with the third competitor, we lost only mid-single digit share in both transactions and dollars processed in this component of our Federal vertical. Our transactions processed through the IRS contract for this tax season which started January 1, 2010 increased 18 percent through the end of the quarter as compared with the same period in 2009.  The 18 percent increase in transactions was offset by a decrease in average payment size, resulting in a small decline in payment volume processed.

On a GAAP basis, net income from continuing operations for the third quarter was a loss of ($0.2) million or $(0.01) per share.  This compares to a positive $0.6 million, or $0.03 per share in the prior year’s quarter.

I am pleased to report that we once again reported positive adjusted EBITDA. Adjusted EBITDA from Continuing Operations for the quarter was $1.1 million, which compares to $3.2 million in the prior year’s third quarter.  Ron Johnston will provide additional information on our use of adjusted EBITDA from Continuing Operations and other non-GAAP financial measures later in the call. For your convenience, a summary of non-GAAP definitions used in this call appears in Chart 3 of the accompanying chart deck.

For the quarter, both net income and adjusted EBITDA were negatively impacted by an accrual of $1.2 million for severance expenses expected to be paid to our previous CEO and approximately $100,000 of legal expenses relating to corporate governance issues that we do not expect to be recurring.

Additionally, as noted in prior quarters, the IRS business generates lower margins than other verticals because of restrictions on the number of payment choices and channels we are allowed to offer in accordance with the terms of our contract with the IRS.

Despite the challenges we face as a result of the overall economic climate, we continue to be bullish on the market opportunity ahead of us.  As Chart 4 shows, the total bill payment market for the US is approximately $4.5 trillion. Within the overall bill payment market, the biller direct category is showing the greatest growth.  Chart 5 forecasts growth from 10% of the market to 31% over the 2004 to 2012 time frame.

With well over 4,000 billers, or clients, we are a major player in this large, rapidly growing segment.

In order to best take advantage of this market opportunity, we continue to focus on thefollowing areas which are highlighted on Chart6:

•	Expand market share in the biller direct market;
•	Consolidation of our various platforms;
•	Establish a market driven approach to our business; and
•	Improve profitability.

During fiscal 2009, we acquired ChoicePay, which increased our share in the biller direct market for the utilities industry.  During fiscal 2010, we continue to explore strategic partnerships and potential acquisitions that would allow us to penetrate new markets and increase our share in existing vertical markets consistent with our strategic intent to be a multi-vertical player in the biller direct market.  While our IRS business remains important to the Company, we have reduced our dependence on our IRS business as we have invested to grow other verticals.  As Chart 7 shows, the IRS business has dropped from 36.1% of our revenue for the twelve months ended June 30, 2007 to 20.5% of our revenue for the twelve months ended June 30, 2010. As a result of our continued growth, we provide services to billers and their customers in all 50 states and the District of Columbia as shown in Chart 8.

As a result of a number of acquisitions, including Official Payments Corporation (OPC), EPOS Corporation and most recently, ChoicePay, Inc, we operate our business on multiple technology platforms.  In 2009, we made the decision to consolidate our operations onto a single technology platform over time.  The goals of the consolidation are to facilitate our ability to develop, sell and implement new and enhanced product offerings, improve margins by spreading fixed platform costs over a growing number of transactions, simplify our operations and reporting structure and make it easier to integrate potential future acquisitions. While we have made considerable progress in the consolidation efforts, we have found that completion of the development of a consolidated platform and the migration of our approximately 4,000 biller direct customers to that platform will take longer than originally anticipated.  Our original plan was to complete development this calendar year and complete customer migration in calendar 2011.  We are continuing to evaluate the platform consolidation; at this time it appears that the development of a consolidated platform and the migration of our customers on to that platform will require an additional 12 to 18 months beyond calendar 2011.  I would also like to note that in one of the slides for last quarter’s call we indicated that approximately 50% of our volume was running on our “Go Forward” platform. While we have had as high as 47% of our volume running on the enhanced version of the ChoicePay platform on certain days, the average over the last several months has been slightly below 40%.

We have increased our focus on understanding the dynamics of our markets so that our market strategies and product offerings better meet the evolving needs of the market.  We continue to broaden our product offering in line with the evolving needs of our customers.  We have expanded our payment channels and payment options while developing new products so that we can offer our billers a single source solution that simplifies electronic payment management.

We have started an ongoing upgrade of our strategic information systems to allow us to establish direct relationships with end-users of the Company’s services, allowing us to grow transactions across multiple verticals and deepen the strength of our primary brand, Official Payments.  Chart 9 shows the growing number of “My Account” registrations; opt in registrations as well as the growing traffic our Web site is generating.

Finally, with regard to increasing profitability, having completed the divestiture of business units that were not profitable or not in line with our strategic focus on the biller direct market, we have aggressively worked to reduce our sales, marketing, general and administrative (SG&A) costs over the last several years.  This has involved substantial headcount reductions and facilities consolidations including the consolidation of our data centers, which is in progress.  We expect to continue to focus on improved profitability by growing revenues while continuing to aggressively manage SG&A expenses.  We are also working to manage our direct costs which are primarily the interchange fees, payment processing fees, banking fees and dues and assessments we pay the card companies. We expect to continue to improve our margins by negotiating better rates with our merchant acquirers and payment processors, adding lower cost providers and incenting our billers and their customers to use payment options and channels with increased margin structures.

These continue to be challenging economic times and we are unable to provide revenue guidance in this environment.  We simply do not expect tax-based revenues to return to traditional levels before our FY 2012. While many states have balanced budget requirements, it is yet to be seen if legislators will raise taxes in the midst of continued high unemployment and concerns over the strength of the recovery.

Although achieving revenue growth will be challenging, we continue to expect total transactions to grow for the foreseeable future.  We still forecast an increase of approximately 5.0 million transactions, or more than 33 percent as compared with the prior year.  This guidance appears in Chart 10.

Finally, I am pleased to announce that Alex P. Hart will join Tier later this month as our new chief executive officer.  Alex has deep expertise in payments and especially in the electronic bill payment market. Most recently he was President of Fuelman FleetCard programs of FleetCor.  Previously, he has held senior leadership positions at CheckFree, Microsoft, NationsBank, as well as the CEO position at Corillian Corporation.

For now, I'll turn the call over to Ron Johnston to discuss the third quarter financial results in greater detail.

Ron Johnston:	Thanks, Chuck.

During this call I will address the third quarter results, our cash position and ending headcount for the quarter.

Revenues from continuing operations for the quarter declined (10.8%), to $39.4 million as compared to the same quarter last year.  We are pleased to report growth in our higher education, utilities, and sales and use tax categories.  As Chuck mentioned, revenues from our income tax business were down.  The Consolidated Statement of Operations appears in Chart 11.

During the quarter, we processed $2.4 billion of payments, which represents a 0.4% percent increase versus the same quarter last year. This total increase was driven by a 12.0% increase in transaction volume.

Gross margin for Continuing Operations which was 22.4% for the third quarter, was 2.1% less than the same quarter last year.

General and administrative expenses for continuing operations were $6.0 million for the quarter, down 5.1% compared to the same quarter last year.   The year over year reduction would have been larger if we had not incurred the severance and governance expenses Chuck mentioned.

Selling and marketing expenses in continuing operations were $1.4 million for the quarter, down 37.6% over the prior year’s quarter.

We define EPS Gross Revenue as revenue from Continuing Operations less revenue from our wind-down operations and EPS Net Revenue as revenue from Continuing Operations less revenue from our Wind-down operations, discount fees, processing and interchange costs. Chart 12 provides a reconciliation of revenue from Continuing Operations to EPS Gross Revenue and EPS Net Revenue for the three months ended June 30, 2010 and 2009.

We define adjusted EBITDA from Continuing Operations as net income from Continuing Operations before interest expense net of interest income, income taxes, depreciation and amortization and stock-based compensation in both equity and cash. Chart 13 and Chart 14 provide a reconciliation of net income from Continuing Operations to adjusted EBITDA from Continuing Operations and adjusted EBITDA from EPS Operations for the three months ended June 30, 2010 and 2009.

EPS Gross Revenue, EPS Net Revenue, adjusted EBITDA from Continuing Operations and adjusted EBITDA from EPS Operations are non-GAAP financial measures.  See Charts 13, 14, and 15 for the supporting financial schedules and reconciliation to GAAP figures.   Non-GAAP financial measures should not be considered a substitute for the reported results prepared in accordance with GAAP.

Our financial condition and balance sheet remain strong with total cash and marketable securities of $69.5 million at June 30, 2010.  That figure is composed of cash and cash equivalents and investments in marketable securities of $62.2 million and restricted investments of $7.3 million. We were able to liquidate all of our Auction Rate Securities under an agreement we had with UBS.  We have reinvested these funds in short-term instruments to provide flexibility going forward.    The consolidated balance sheet at June 30, 2010 appears in Chart 16.

The Company’s headcount at June 30, 2010 was 218 and there were various contractors providing services totaling an additional 39 individuals.

Lastly, I want to mention that our Form 10-Q has been filed with the Securities and Exchange Commission.  We encourage all of you to review the statements and footnotes in order to better understand our current operations.

Now I would like to turn the call back over to Chuck.

Chuck Berger:     Thanks Ron.

Looking ahead, we will continue our policy of not providing general guidance.   While we are not providing revenue or earnings guidance for fiscal year 2010, we do expect to see transaction growth to approximately 20 million transactions, an increase of about 5 million transactions, or approximately 33%. Chart 10 offers an overview of our historical Gross EPS revenue and transaction trends.

Our Federal, State and Local tax-based verticals, which still represent more than 60% of our business, have experienced low to negative growth for more than a year which is a departure from prior year trends.  This reduced growth has come in spite of the increase in the number of tax forms processed, an increase in the number of new government clients, and the introduction of additional payment options.  We expect this softness to continue until the general economic environment improves or tax rates are increased by legislative bodies, or both.

Liz Bowman:	At this time we would like to open the call to Q&A.

Q&A continues

Liz Bowman:
Thank you.  As I mentioned at the beginning of this call a copy of the text of this call and accompanying charts are posted in the Investor Relations section of our website at www.tier.com.  We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, at 571-382-1333 or rjohnston@tier.com.  Thank you.  This concludes our earnings release call for the third quarter of FY2010 for Tier Technologies.